                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-24015


                                2,500,000 SHARES

                              F.Y.I. INCORPORATED
                                  COMMON STOCK

                             ---------------------

    This Prospectus covers 2,500,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), which may be offered and issued by F.Y.I. Incorporated (the "Company" or "F.Y.I.") from time to time, in connection with the merger with or acquisition by the Company of other businesses or assets, and which may be reserved for issuance pursuant to, or offered and issued upon exercise or conversion of, warrants, options, convertible notes or other similar instruments issued by the Company from time to time in connection with any such merger or acquisition.

    It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time the terms of a merger or acquisition are agreed upon or at or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

    This Prospectus, as appropriately amended or supplemented, may be used from time to time by persons who have received any of the Shares in acquisitions made by the Company of other businesses or properties, or their transferees, and who wish to offer and sell such Shares (such persons are herein referred to, individually, as a "Selling Stockholder" and, collectively, as "Selling Stockholders") in transactions in which they and any broker-dealer through whom such Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer from the sale of Shares bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which the Shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this Prospectus and (vi) other facts material to the transaction.

    Selling Stockholders may sell the Shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of such Shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of any such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the Nasdaq National Market, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of Shares at a stipulated price per share and, to the extent any such broker-dealer is unable to do so acting as an agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to such Selling Stockholder. In addition or alternatively, Shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq National Market. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchase of such Shares. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Company may agree to indemnify each Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

    The Company has previously issued 1,081,299 shares of Common Stock pursuant to its Registration Statement on Form S-1 (Registration Statement No. 333-1084). Of such issued shares, 36,670 shares of Common Stock are held by a wholly-owned subsidiary of the Company. An aggregate of 918,701 shares are being carried forward to the Company's Registration Statement on Form S-4 of which this Prospectus is a part.

    The Common Stock is included for quotation on the Nasdaq National Market. On April 22, 1997, the closing price of the Common Stock on the Nasdaq National Market was $19.25 per share as published in The Wall Street Journal on April 23, 1997.

    Printing and certain legal, filing and similar expenses of any offering made hereunder will be paid by the Company. Selling Stockholders will bear all other expenses of any offering made by them pursuant to this Prospectus, including brokerage fees and underwriting discounts or commissions. The Company is a Delaware corporation and all references herein to the Company refer to the Company and its subsidiaries.

    THE COMMON STOCK OFFERED HEREBY INVOKES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 HEREOF.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this Prospectus is April 24, 1997
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     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED
HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM
THE COMPANY BY CONTACTING INVESTOR RELATIONS, 3232 MCKINNEY AVENUE, SUITE 900, DALLAS, TEXAS 75204 (TELEPHONE NUMBER (214) 953-7555). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD ALLOW AT LEAST FIVE (5) BUSINESS DAYS FOR DELIVERY.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement on file with the Commission may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission and through the Commission's Internet Web site.

     The Company's Common Stock is listed on the Nasdaq National Market. Proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents of the Company (Commission File No. 0-27444) filed with the Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 11, 1997; and

          (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 22, 1995.

     In addition, all reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering made hereby shall be deemed to be incorporated or deemed to be incorporated by reference into this Prospectus. Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is

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incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written requests for such copies should be directed to F.Y.I. Incorporated, 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204, Attention: Investor Relations. Telephone requests may be directed to the Secretary at (214) 953-7555.

                                  THE COMPANY

     F.Y.I. Incorporated was founded in September 1994 to create a national, single source provider of document management services to three primary client segments: healthcare institutions, professional services firms and financial institutions. The Company's primary strategy is to consolidate the highly fragmented document management services industry through acquisitions. In January 1996, F.Y.I. acquired, simultaneously with the closing of its initial public offering (the "IPO"), seven document management services businesses (the "Founding Companies"). Since the IPO and through December 31, 1996, the Company acquired 18 additional companies (the "Subsequent Acquisitions"). Since December 31, 1996, the Company has acquired three additional companies, for a total of 28 acquisitions since the Company's inception. In December 1996, the Company completed a public offering of 2,783,000 shares of Common Stock (including 420,000 shares of Common Stock sold by selling stockholders) (the "December Offering"). The proceeds from the December Offering were used to repay the outstanding balance on its line of credit, to pay a portion of consideration for acquisitions and to retire indebtedness assumed in acquisitions. The remaining proceeds are to be used for general corporate purposes, which are expected to include additional acquisitions. As a result of the Subsequent Acquisitions combined with internal growth, the Company's revenue has increased from $47.6 million for the year ended December 31, 1995 to $75.7 million for the year ended December 31, 1996 ($102.9 million on a pro forma basis, assuming all significant acquisitions were completed on January 1, 1996). The Company intends to continue to aggressively pursue strategic acquisitions in existing and new markets, cross-sell its full range of services to its current customer base and expand the marketing of its services to new customers.

     An estimated four trillion documents are generated annually in the United States. The Company's three targeted client segments generate large volumes of documents and require specialized processing, distribution, storage and retrieval of these documents and the information they contain. The Company believes that these client segments will continue to increase their outsourcing of document management services in order to maintain their focus on core operating competencies and revenue generating activities, reduce fixed costs, including labor and equipment costs, and gain access to new technologies without incurring the expense and risk of near-term obsolescence of such technologies.

     While the document management requirements of each target client segment require relatively unique and specialized services, the Company offers document management services that are transferable across client segments, such as: (i) document and data conversion services, including microfilm and microfiche services and electronic imaging services; (ii) records management services, namely active storage and maintenance of documents and files and archival storage of inactive documents; and (iii) database management and related services, including data entry, direct mail and fulfillment services. In addition, in order to accommodate the document management needs of targeted client segments, the Company also offers industry specific services, such as:
(i) medical records release services, namely processing requests for patients' medical records from physicians, insurers, attorneys, healthcare institutions and individuals; and (ii) litigation support services. The Company also derives revenue from the sale of certain micrographic and business imaging products.

     The Company believes that there are significant opportunities to consolidate the capabilities and resources of a number of existing document management services businesses with the intent of providing customers with a single source document management solution. Accordingly, the Company is pursuing a "fill-in-the-grid" strategy aimed at providing comprehensive document management services based on the demands of the given geographical market. The Company has implemented an aggressive, three-tiered acquisition program consisting of "beachhead acquisitions" to enter additional targeted markets, "service expansion acquisitions" to acquire additional service capabilities within such markets and "tuck-in" acquisi-

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tions to gain market share. The Company believes that it will continue to be an attractive acquiror of other document management services companies due to its strategy of retaining selected owners and management of acquired companies, its access to growth capital and its ability to offer sellers cash for their business as well as an ongoing equity stake in the Company.

     The Company believes that the consolidation of document management services businesses will provide it with a significant competitive advantage over existing smaller competitors. As the Company gains critical mass in certain geographic markets, it expects to be able to capitalize on its existing client relationships, technical expertise, additional operating efficiencies, enhanced marketing initiatives and national account programs to vertically integrate by expanding the services offered to each of its client segments and horizontally integrate by offering certain transferable services to a larger overall customer base.

     The Company is a Delaware corporation. Its executive offices are located at 3232 McKinney Avenue, Suite 900, Dallas, Texas 75204, and its telephone number is (214) 953-7555.

                              RECENT DEVELOPMENTS

     Acquisition Activity. Since the closing of the December Offering, the Company has acquired the following document management services businesses (the "Recent Acquisitions"): (i) Deliverex of Seattle, a medical records storage business expanding the Company's presence in the State of Washington; (ii) Researchers Litigation Support, L.L.C., a litigation support business based in Arizona, which provides services to law firms in California, Arizona, Washington, Georgia and New York; (iii) The Rust Consulting Group, Inc., also a litigation support business with offices in Virginia, Texas and Minnesota; (iv) Acadian Consultants, Inc., a medical records release business in Louisiana; (v) Computer Central Corporation, a data entry business with facilities in Missouri and Ohio; and (vi) Deliverex of San Francisco, a medical records storage business expanding the Company's presence in the Pacific Northwest. The aggregate consideration for the Recent Acquisitions consisted of approximately $6.6 million in cash and 224,564 shares of Common Stock.

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                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should consider carefully the specific factors set forth below as well as the other information set forth in this Prospectus in evaluating an investment in the Company.

LIMITED OPERATING HISTORY; RISKS OF INTEGRATION; ABILITY TO MANAGE GROWTH

     F.Y.I. was founded in September 1994 and conducted no operations prior to the consummation of the IPO. F.Y.I. acquired the Founding Companies simultaneously with the closing of the IPO and has acquired 21 additional companies since that time (together with the Founding Companies, the "Operating Companies"). Prior to their acquisition, these companies operated as separate independent entities. Currently, the Company has a decentralized financial reporting system and relies on the existing reporting systems of the Operating Companies. The success of the Company will depend, in part, on the Company's ability to integrate the operations of the Operating Companies, including centralizing certain functions to achieve cost savings and developing programs and processes that will promote cooperation and the sharing of opportunities and resources. F.Y.I.'s management group has been assembled recently and had no previous experience in the document management services industry. There can be no assurance that the management group will effectively be able to oversee the combined entity and implement the Company's operating or growth strategies. Further, to the extent that the Company is able to implement fully its acquisition strategy, the resulting growth of the Company will place significant demands on management and on the Company's internal systems and controls. There can be no assurance that the recently assembled management group will effectively be able to direct the Company through a period of significant growth. In addition, no assurance can be given that the Company's current systems will be adequate for its future needs or that the Company will be successful in implementing new systems.

     A number of the Operating Companies offer different services, utilize different capabilities and technologies and target different geographic markets and client segments. While the Company believes that there are substantial opportunities in integrating these businesses, these differences increase the risk inherent in successfully completing such integration. Further, there can be no assurance that the Company's strategy to establish a single source provider for document management services will be successful, or that the Company's target client segments will accept the Company as a provider of such services. In addition, there can be no assurance that the operating results of the Company will match or exceed the combined individual operating results achieved by the Operating Companies prior to their acquisition.

ACQUISITION STRATEGY

     The Company's primary growth strategy is the acquisition of additional document management services businesses that will complement its existing businesses. There can be no assurance that the Company will be able to identify or reach mutually agreeable terms with acquisition candidates and their owners, or that the Company will be able to profitably manage additional businesses or successfully integrate such additional businesses into the Company without substantial costs, delays or other problems. Acquisitions may involve a number of special risks including: (i) adverse short-term effects on the Company's reported operating results; (ii) diversion of management's attention; (iii) dependence on retention, hiring and training of key personnel; (iv) risks associated with unanticipated problems or legal liabilities; and (v) amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on the Company's operations and financial performance. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may be bid up to higher levels. In any event, there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein.

     The Company is regularly in discussions with additional acquisition candidates and may from time to time enter into letters of intent with respect to the acquisition of such businesses. No assurance can be given, however, that the Company will acquire any additional businesses.

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NEED FOR ADDITIONAL FINANCING TO CONTINUE ACQUISITION STRATEGY

     The Company currently intends to finance future acquisitions by using cash and its Common Stock for all or a portion of the consideration to be paid. This Prospectus and a prior shelf registration statement filed by the Company with the Commission relate to the offering of shares of Common Stock to be used as consideration for acquisitions by the Company, of which approximately 918,701 shares remained available under such prior shelf registration statement as of March 25, 1997. In the event that the Company's Common Stock does not maintain sufficient value, or potential acquisition candidates are unwilling to accept the Company's Common Stock as consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain capital through additional debt or equity financings. In December 1996, the Company completed the December Offering. The proceeds from the December Offering were used to repay the outstanding balance under the Credit Agreement, as amended (the "Line of Credit"), among the Company and its subsidiaries, Banque Paribas, as agent, and the lenders named therein, and for general corporate purposes, which have included and are expected to include additional acquisitions. Under the Line of Credit, the Company and its subsidiaries initially could borrow, on a revolving credit basis, loans in an aggregate outstanding principal amount of $5.0 million for working capital and general corporate purposes and term loans in an aggregate principal amount of $30.0 million for acquisitions, subject to certain restrictions in the Line of Credit. As of March 7, 1997, the availability under the Line of Credit was $5.0 million for working capital and $8.8 million for acquisitions. There can be no assurance, however, that funds available under the Line of Credit will be sufficient for the Company's needs.

EFFECT OF POTENTIAL FLUCTUATIONS IN OPERATING RESULTS ON PRICE OF COMMON STOCK; VOLATILITY OF STOCK PRICE

     Results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent quarter or a full fiscal year. Quarterly results may vary materially as a result of the timing and structure of acquisitions, the timing and magnitude of costs related to such acquisitions, the gain or loss of material client relationships and variations in the prices charged by the Company for the services it provides. In addition, since a significant portion of the Company's revenue is generated on a project-by-project basis, the timing or completion of material projects could result in fluctuations in the Company's results of operations for particular quarterly periods. Such fluctuations in operating results may adversely affect the market price of the Company's Common Stock. The market price for the Company's shares may also fluctuate in response to material announcements by the Company or significant clients or competitors of the Company, changes in the economic or other conditions impacting the Company's targeted client segments or changes in general economic conditions. Further, the securities markets have experienced significant price and volume fluctuations from time to time that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

DEPENDENCE ON CERTAIN CLIENT SEGMENTS AND TECHNOLOGY

     The Company derives its revenue primarily from its three targeted client segments: healthcare institutions, professional services firms and financial institutions. Fundamental changes in the business practices of any of these client segments, whether due to regulatory, technological or other developments, could cause a material reduction in demand by such clients for the services offered by the Company. Any such reduction in demand would have a material adverse effect on the results of operations of the Company. The document management services industry is characterized by technological change, evolving customer needs and emerging technical standards. Although the Company believes that it will be able to continue to offer services based on the newest technologies, there can be no assurance that the Company will be able to obtain the rights to use any such technologies, that it will be able to effectively implement such technologies on a cost-effective or timely basis or that such technologies will not render obsolete the Company's role as a third party provider of document management services.

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COMPETITION

     The document management services businesses in which the Company competes and expects to compete are highly competitive. A significant source of competition is the in-house document handling capability of the Company's targeted client base. There can be no assurance that these businesses will outsource more of their document management needs or that such businesses will not bring in-house services that they currently outsource. In addition, certain of the Company's competitors are larger businesses and have greater financial resources than the Company. Certain of these competitors operate in broader geographic areas than the Company, and others may choose to enter the Company's areas of operation in the future. In addition, the Company intends to enter new geographic areas through internal growth and acquisitions and expects to encounter significant competition from established competitors in each of such new areas. As a result of this highly competitive environment, the Company may lose customers or have difficulty in acquiring new customers and new companies, and its results of operations may be adversely affected.

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers and on senior management of the Operating Companies. Furthermore, the Company will likely depend on the senior management of businesses acquired in the future. If any of these people is unable or unwilling to continue in his or her present role, or if the Company is unable to attract and retain other skilled employees, the Company's business could be adversely affected. The Company does not currently have key person life insurance covering any of its executive officers or other members of senior management.

POTENTIAL LIABILITY FOR BREACH OF CONFIDENTIALITY

     A substantial portion of the Company's business involves the handling of documents containing confidential and other sensitive information. Although the Company has established procedures intended to prevent any unauthorized disclosure of confidential information and, in some cases, has contractually limited its potential liability for unauthorized disclosure of such information, there can be no assurance that unauthorized disclosures will not result in material liability to the Company.

INCREASE IN MINIMUM WAGE

     As of October 1, 1996, the federal minimum wage increased to $4.75 an hour. The second phase of the increase will be implemented on September 1, 1997, bringing the federal minimum wage to $5.15 an hour. In addition, California and other states have increased or may increase their minimum wage above the federal minimum. A significant number of the Company's employees earn slightly above the minimum wage and, therefore, the Company may have to increase salaries to remain competitive. Accordingly, the Company's results of operations may be adversely affected.

CONTROL BY MANAGEMENT

     As of March 7, 1997, the directors and executive officers of the Company beneficially owned approximately 19.0% of the outstanding shares of Common Stock and exercise substantial control over the Company's affairs. These stockholders acting together would likely be able to elect a sufficient number of directors to control the Board of Directors and to approve or disapprove any matter submitted to a vote of stockholders.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of Common Stock of the Company in the public market. As of March 7, 1997, there were 8,779,434 shares of Common Stock outstanding. The 2,783,000 shares sold by the Company and certain selling stockholders in the December Offering, and the 2,185,000 shares sold in the IPO, are freely tradable without restriction unless acquired by affiliates of the Company. Of such 8,779,434 shares, 2,664,615 shares, together with 165,000 shares of Common Stock currently issuable upon exercise of outstanding warrants, have

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

not been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 under the Securities Act. Holders of all of such unregistered shares, however, have certain registration rights with respect to such shares.

     In addition, the former owners of the Founding Companies and the initial stockholders of the Company have agreed with the Company that they will not sell any of their shares for a period of two years after January 26, 1996 (other than certain sales registered under the Securities Act and a limited ability to pledge such shares as collateral or contribute up to 10% to a family charitable trust).

     The Company issued 1,081,299 shares of Common Stock as partial consideration for acquisitions completed since the IPO. Such 1,081,299 shares were registered under the Company's prior shelf registration statement and are freely tradable (except for 36,670 shares held by a wholly-owned subsidiary of the Company) unless acquired by parties to the acquisition or affiliates of such parties, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. In addition, these shares are subject to contractual restrictions on resale which generally expire two years from the date of issuance.

     The Company has an aggressive acquisition program under which it recently completed, and expects to continue to consummate, acquisitions that meet the requirements of the pooling-of-interests method of accounting. Under the pooling-of-interests method of accounting, the affiliates of the acquired companies, which are generally all of the stockholders of the companies acquired by the Company, must be free to sell or otherwise transfer shares of the Common Stock received in the acquisition, subject to their compliance with federal securities laws, as soon as the Company releases results of operations that reflect the combined operations of the Company and the acquired company for a minimum of 30 days. If a significant number of shares of Common Stock are issued in acquisitions that are consummated in close proximity to each other, such shares will become freely tradable at the same time. If a large number of shares are sold by stockholders in the market as soon as their shares became freely transferable, the price of the Common Stock could be adversely affected.

     The Company has reserved for issuance under the Company's 1995 Stock Option Plan, as amended (the "Plan"), an aggregate of 650,000 shares of Common Stock, or 15% of the aggregate number of shares of the Common Stock outstanding, whichever is greater. The Company has registered the shares issuable upon exercise of options granted under the Plan, and such shares will be eligible for resale in the public market. As of March 7, 1997, the Company had options to purchase 682,590 shares of Common Stock outstanding under the Plan.

EFFECT OF CERTAIN CHARTER PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock without stockholder action. The existence of this "blank-check" preferred could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. See "Description of Capital Stock."

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements such as the Company's or management's intentions, hopes, beliefs, expectations, strategies, predictions, or any other variation thereof or comparable phraseology of the Company's future activities or other future events or conditions within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the sufficiency of the Company's working capital and the ability of the Company to realize benefits from consolidating certain general and administrative functions, to continue its aggressive acquisition program, to retain management, to implement its focused business strategy to expand its document management services geographically, to attract customers from other businesses, to increase revenue by cross-selling services and to successfully defend itself in ongoing and future litigation. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 26,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 7, 1997, the Company had outstanding 8,779,434 shares of Common Stock and no shares of Preferred Stock and had 60 record holders of Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefore. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued hereby will be upon payment therefor, fully paid and non-assessable.

     The Common Stock is traded on the Nasdaq National Market under the symbol "FYII."

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                 PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

THE COMPANY

     The Company will issue the Shares from time to time in connection with acquisition by the Company of other businesses, assets or securities. It is expected that the terms of the acquisitions involving the issuance of the Shares covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities to be merged with or acquired by the Company. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

SELLING STOCKHOLDERS

     Information relating to the Selling Stockholders will be provided by Prospectus Supplement.

     The Selling Stockholders or permitted transferees may from time to time sell the Shares offered by them hereunder in transactions in which they and any broker-dealer through whom such Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer from the sale of Shares bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which the Shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

     Selling Stockholders may sell the Shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of such Shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the Nasdaq National Market, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of Shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. In addition or alternatively, Shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq National Market. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchase of such Shares. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company may agree to indemnify each Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus has been passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements for the years ended December 31, 1995 and 1996 incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report. The audited financial statements of Imagent Corporation and Related Company; Melanson and Associates, Inc. and Related Company; C. & T. Management Services, Inc. and Related Company; Leonard Archives, Inc.; Deliverex, Incorporated and Subsidiary and Related Company and Permanent Records, Inc. for the three years ended December 31, 1995, or the applicable fiscal year-ends incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports. The audited Combined Financial Statements of the Founding Companies for the one month ended January 31, 1996 and the three years ended December 31, 1995 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report. In this report, Arthur Andersen LLP states that with respect to Recordex Services, Inc., as of and for the two years in the period ended December 31, 1994, its opinion is based on the report of other independent public accountants, namely Elko, Fischer, McCabe & Rudman, Ltd. The audited financial statements for Recordex Services, Inc. for the year ended December 31, 1995 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report. The audited financial statements for Recordex Services, Inc. for the two years ended December 31, 1994 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Elko, Fischer, McCabe & Rudman, Ltd., independent public accountants, as indicated in their report with respect thereto. The financial statements are incorporated by reference herein in reliance upon the authority of said firms as experts in giving said reports.

     No dealer, representative or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                             ---------------------

                               TABLE OF CONTENTS
                             ---------------------

                                                              PAGE
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
Available Information.......................................     2
Incorporation of Certain Information by Reference...........     2
The Company.................................................     3
Recent Developments.........................................     4
Risk Factors................................................     5
Description of Capital Stock................................     9
Plan of Distribution and Selling Stockholders...............    10
Legal Matters...............................................    11
Experts.....................................................    11